FIRST AMENDMENT TO AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT

Effective November 1, 2005

The Amended and Restated Investment Management Agreement between HL Investment
Advisors, LLC and Hartford Series Fund, Inc. dated as of August 28, 2002 is hereby amended, as follows, in order to reflect a reduction in management fees for Hartford Advisers HLS
Fund:

Effective November 1, 2005, Attachment B is restated as attached hereto.

HL INVESTMENT ADVISORS, LLC    HARTFORD SERIES FUND, INC.
      on behalf of:
      Hartford Advisers HLS Fund

By:  /s/ John C. Walters   By:  /s/ John C. Walters
         John C. Walters     John C. Walters
    Executive Vice President    Vice President

   ATTACHMENT B

The advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the Portfolio:

  Advisers HLS Fund

 Net Asset Value  Annual Rate
 First $250 million 0.480%
 Next $250 million 0.455%
 Next $500 million 0.445%
 Over $1 billion  0.395%

  Stock HLS Fund

 Net Asset Value  Annual Rate
 First $250 million 0.325%
 Next $250 million 0.300%
 Next $500 million 0.275%
 Over $1 billion  0.250%

  Capital Appreciation HLS Fund
  Dividend and Growth HLS Fund
  Global Advisers HLS Fund
  International Opportunities HLS Fund
  MidCap HLS Fund
  Small Company HLS Fund

 Net Asset Value  Annual Rate
 First $250 million 0.575%
 Next $250 million 0.525%
 Next $500 million 0.475%
 Over $1 billion  0.425%

Effective:  November 1, 200